Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Great Lakes Bancorp. Inc.

We consent to the use of our reports dated March 15, 2007, with respect to the consolidated balance sheets of Great Lakes Bancorp, Inc. and subsidiary (the Company) as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholder’s equity, and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of Internal control over financial reporting as of December 31, 2006, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the proxy statement-prospectus.

Our report refers to the Company’s adoption of SEC Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements and FASB Statement No. 123 (revised 2004), Share-Based Payment in 2006.

/s/ KPMG LLP

Buffalo, New York

November 14, 2007